Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 4% Revenue Growth in First Quarter 2019

PITTSBURGH, PA – May 1, 2019 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights:

•	Total revenues increased 4% to $45.2 million, compared to revenues of $43.3 million in the 2018 first quarter;

•

The Company’s data and analytics services segment reported revenues of $5.8 million, compared to revenues of $6.6 million in first quarter 2018, but exceeded fourth quarter 2018 revenues of $5.4 million - as pipeline and project wins increased;

•	The IT staffing segment achieved organic revenue growth of 7% during the first quarter of 2019, compared to the first quarter of 2018;

•	The number of billable consultants at March 31, 2019 grew to 1,116 in the Company’s IT staffing services segment – the fifth consecutive quarter of headcount expansion;

•	GAAP diluted earnings per share were $0.09 versus $0.12 in the 2018 first quarter;

•	Non-GAAP diluted earnings per share were $0.15 versus $0.18 in the 2018 first quarter.

First Quarter Results:

Revenues for the first quarter of 2019 totaled $45.2 million compared to $43.3 million during the corresponding quarter last year. Gross profit in the first quarter of 2019 was $10.8 million, compared to $10.2 million in the same quarter of 2018. GAAP net income for the first quarter of 2019 totaled $1.0 million or $0.09 per diluted share, compared to $1.4 million or $0.12 per diluted share during the same period last year. Non-GAAP net income for the first quarter of 2019 was $1.6 million or $0.15 per diluted share, compared to $2.0 million or $0.18 per diluted share in the first quarter of 2018.

Activity levels at the Company’s data and analytics services segment were up from the previous quarter, and revenues for the first quarter of 2019 increased by approximately $0.4 million over revenues reported in the fourth quarter of 2018. This 7% sequential growth reflected more pipeline opportunities and a better project win ratio. Demand for the Company’s IT staffing services remained strong during the quarter as we grew our consultants on billing for the fifth consecutive quarter.

“I am happy to state that our Data and Analytics segment is once again showing sequential growth - thanks to accelerated positive momentum in terms of pipeline expansion and project wins”, commented Vivek Gupta, Mastech Digital’s Chief Executive Officer. “We continue to see positive developments in this segment, including the recent appointment of industry veteran Paul Burton as its Chief Executive. Our IT staffing segment continued to deliver above industry average growth at higher gross margins, on the strength of our focus on digital technologies” he added.

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At March 31, 2019 we had bank debt, net of cash balances on hand, of $37.0 million and approximately $8 million of borrowing capacity available to us under our revolving credit line. During the quarter, debt levels, net of cash declined by $0.8 million, as we continued to make progress on cash conversion issues related to the implementation of our new Cloud-based ERP platform.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics services; other digital transformation services that include Salesforce.com, and Digital Learning services; and IT staffing services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2018.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,548	$1,294
Accounts receivable, net	39,131	38,080
Prepaid and other current assets	1,171	1,321

Total current assets	41,850	40,695

Equipment, enterprise software and leasehold improvements, net	2,445	2,208
Operating lease right-of-use assets	5,328	—
Deferred income taxes	392	297
Non-current deposits	531	540
Goodwill, net of impairment	26,106	26,106
Intangible assets, net	22,066	22,738

Total assets	$98,718	$92,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,575	$4,575
Current portion of contingent consideration liability	6,069	—
Current portion of operating lease liability	1,367	—
Accounts payable	3,931	4,127
Accrued payroll and related costs	7,616	7,728
Other accrued liabilities	1,883	1,476

Total current liabilities	25,441	17,906

Long-term liabilities:
Long-term debt, less current portion, net	33,667	34,129
Contingent consideration liability	—	6,069
Long-term operating lease liability, less current portion	3,961	—
Long-term accrued income taxes	204	204

Total liabilities	63,273	58,308

Shareholders’ equity:
Common stock, par value $0.01 per share	126	126
Additional paid-in capital	21,065	20,829
Retained earnings	18,578	17,614
Accumulated other comprehensive income (loss)	(150)	(119)
Treasury stock, at cost	(4,174)	(4,174)

Total shareholders’ equity	35,445	34,276

Total liabilities and shareholders’ equity	$98,718	$92,584

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2019	2018
Revenues	$45,199	$43,333
Cost of revenues	34,364	33,072

Gross profit	10,835	10,261
Selling, general and administrative expenses	8,965	7,823

Income from operations	1,870	2,438
Other income/(expense), net	(554)	(512)

Income before income taxes	1,316	1,926
Income tax expense	352	546

Net income	$964	$1,380

Earnings per share:
Basic	$0.09	$0.13
Diluted	$0.09	$0.12

Weighted average common shares outstanding:
Basic	10,998	10,922

Diluted	11,218	11,058

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2019	2018
GAAP Net Income	$964	$1,380

Adjustments:
Amortization of acquired intangible assets	672	693
Stock-based compensation	236	105
Income taxes adjustments	(241)	(214)

Non-GAAP Net Income	$1,631	$1,964

GAAP Diluted Earnings Per Share	$0.09	$0.12

Non-GAAP Diluted Earnings Per Share	$0.15	$0.18

Weighted average common shares outstanding:
GAAP Diluted Shares	11,218	11,058

Non-GAAP Diluted Shares	11,218	11,058

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended March 31,
	2019	2018
Revenues:
Data and analytics services	$5,768	$6,572
IT staffing services	39,431	36,761

Total revenues	$45,199	$43,333

Gross Margin %:
Data and analytics services	45.5%	44.3%
IT staffing services	20.8%	20.0%

Total gross margin %	24.0%	23.7%

Segment Operating Income:
Data and analytics services	1,041	$1,775
IT staffing services	$1,501	1,356

Subtotal	2,542	3,131

Amortization of acquired intangible assets	(672)	(693)
Interest expense and other, net	(554)	(512)

Income before income taxes	$1,316	$1,926